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                                                                   EXHIBIT 10.29

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is effective as of February 1, 2002

AMONG:

          VISIBLE GENETICS CORPORATI0N, a corporation duly incorporated under the laws of the State of Delaware and having its principal office in the, City of Suwanee, in the State of Georgia,

          (the "Employer")

                                      -and-

          VISIBLE GENETICS INC., a corporation duly incorporated under the laws of the Province of Ontario and having its head office in the City of Toronto, in the Province of Ontario,

          ("VGI")

                                      -and-

          RICHARD T. DALY, an individual residing in the City of Palo Alto, in the State of California,

          (the "Executive")

RECITALS:

A.   The Employer is a wholly owned subsidiary of VGI.

B.   The Executive was employed by the Employer effective April 1, 1999.

C. The Executive was appointed as President and Chief Executive Officer of VGI effective July 7, 1999.

D. VGI and the Employer are parties to a Secondment Agreement under which the Executive may be seconded to VGI from time to time.

E. The Employer, VGI and Executive entered into an employment agreement dated July 7, 1999.

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F.   The Employer, VGI and the Executive desire to amend and restate the
     Employment Agreement effective as of February 1, 2002.

G. The Employer, VGI and the Executive have entered into an Escrow Agreement dated July 7, 1999 in connection with the Employment Agreement (the "Escrow Agreement").

     THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                        POSITION, DUTIES AND REMUNERATION

1.1  EMPLOYMENT

Subject to the provisions of Article 5 hereof, the Employer agrees to continue to employ the Executive and the Executive agrees to remain in the employ of the Employer and to act as President and Chief Executive Officer ("CEO") of VGI. The Executive will be paid a gross annual salary, payable in United States currency of three hundred twenty-four thousand dollars (U.S. $324,000.00) paid payable in accordance with the Employer's normal payroll policy.

1.2  DUTIES

The Executive agrees to perform faithfully the duties of President and CEO and all other lawful instructions and duties as the Employer or VGI may from time to time reasonably require commensurate with his position.

1.3  FULL TIME AND ATTENTION

The Executive agrees to use his best efforts to promote the interests of the Employer and VGI, to devote his full time and attention to the business of the Employer and VGI and to adhere to the instructions and directives of the Employer and VGI.

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1.4  EMPLOYMENT CONDITIONS

The Executive agrees to adhere to and abide by the Employer's policies, as amended from time to time, regarding holidays, sick leave, hospital insurance, and other fringe benefits. The Executive shall be bound by and shall faithfully observe and abide by all of the rules and obligations of the Employer from time to time in force which are brought to his notice, or of which he should reasonably be aware of.

1.5  ANNUAL REVIEW

The Employer agrees in its sole discretion to review the salary and benefits payable to Executive hereunder annually.

1.6  BENEFITS

In addition to salary, for the performance of his services hereunder, the Executive shall be entitled to participate in all of the Employer's benefit plans generally available to its Executives, including group, life, medical, dental, hospital, long-term disability, accidental death and dismemberment insurance benefit plans. In the event the Employer adopts any new benefit plans, pensions or perquisites, the Executive shall have the right to participate on a basis equivalent to other Executives of the Employer. All plans shall be administered and governed by their respective terms.

1.7  REIMBURSEMENT FOR EXPENSES

Provided that the Executive submits receipts satisfactory to either the Chair of the Board of Directors of the Employer (the "Board") or the Chair of the Compensation Committee of the Board, the Employer shall reimburse the Executive forthwith for all proper and reasonable out-

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of-pocket expenses actually incurred by the Executive in the performance of his duties, including all business-related travel expenses.

1.8  APARTMENT ACCOMMODATION

The Employer shall make available to the Executive apartment accommodation for the occasions in which the Executive must travel for business-related reasons to Toronto.

1.9  TAX MATTERS

     (a) The Employer will provide the Executive with a one-time payment during calendar year 2000 of Canadian ten thousand dollars (Cdn. $10,000.00) in order that the Executive may obtain income tax advice.

     (b) The Employer will reimburse the Executive with reasonable expenses each year for income tax return preparation.

     (c) To receive all or part of the amounts set out in Subsections 1.9(a) or 1.9(b) above, the Executive must present receipts satisfactory to the Employer describing the nature of the services provided and the fees charged in respect of such services.

1.10 VACATION

The Executive shall be entitled to five (5) weeks vacation with pay each calendar year. The scheduling of any vacation time must be approved by the Employer. Vacation time will not be accumulated from year to year. Rather, unused entitlement will be forfeited; provided, however, that the Employer will provide any vacation pay entitlements pursuant to applicable employment standards legislation.

                                    ARTICLE 2

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                            CONFIDENTIAL INFORMATION
                     NON-CONPETITION/NON-SOLICITATION DURING
                     AND FOLLOWING TERMINATION OF EMYLOYMENT

2.1  DEFINITIONS

In this Article 2, the following terms shall have the meaning set out below:

     (a)  "Confidential Information" - shall include:

          (i)   Trade Secret Information;

          (ii) all other proprietary and confidential information concerning the business and affairs of the Employer, including, management methods, operating techniques and procedures, financial and sales information, supplier and client data, and information disclosed in confidence to the Employer by a third party; and

          (iii) all Inventions,

          but Confidential Information shall not include information which the Executive can demonstrate:

          (i) was in the public domain or becomes so through no fault of the Executive; or

          (ii) was disclosed to the Executive by a third party not under an obligation to the Employer to maintain the confidence of such information.

     (b) "Inventions" - shall mean any improvement, modification or enhancement of any Trade Secret Information together with any other Trade Secret Information which the Executive may make, develop, devise, author or otherwise be involved with,

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          alone or jointly with others, which is, regardless of whether or not the Employer's resources or assets are used, conceived or made wholly or partly by reason of opportunities afforded by the Employer, or with knowledge gained through employment by the Employer (whether perfected or reduced to specific form either prior to the date of this Agreement or during or subsequent to his employment with the Employer) or which:

          (i) the Executive makes, develops, devises, authors or is otherwise involved with during the term of his employment with the Employer, on or off the Employer's premises, during or after normal business hours;

          (ii)  utilizes any Trade Secret Information of the Employer; or

          (iii) does not utilize any Trade Secret Information of the Employer but is made, developed, devised or authored to a substantial extent during the time which should properly be devoted by the Executive to the affairs and the business of the Employer.

     (c) "Trade Secret Information" - shall mean all information relating to the business of the Employer including, but not limited to, all software systems, and design documents, formulae, processes, research techniques and results and instructions in oral form or any media including electronic, chart, graphic of written form.

     (d)  "Employer" shall mean VGI and its affiliates, collectively.

2.2  CONFIDENTIALITY

The Executive acknowledges that he is employed in a position of trust and has fiduciary obligations to the Employer and VGI. The Executive covenants that during his employment by

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the Employer and after the termination of such employment, the Executive shall not, for any reason, directly or indirectly:

     (a) apply or use any part of the Confidential Information including the Inventions except for the benefit of the Employer;

     (b) divulge or disclose to any person, firm or corporation any part of the Confidential Information including the Inventions, except with the prior written consent of the Employer, and the Executive shall only make such disclosure to:

          (i) directors, officers, Executives, and consultants of the Employer on a "need-to-know" basis only as the Executive may be authorize from time to time by the proper officers of the Employer; or

          (ii) as required to do so as a matter of law, pursuant to any subpoena or order issued by a court of competent jurisdiction or any competent governmental authority, provided the Executive shall promptly notify the Employer of any such order or requirement, consult with the Employer on the advisability of resisting such order and co-operate with the Employer in attempting to obtain an order protecting the confidence of any information to be disclosed;

     (c) publish information relating to the Inventions except with the prior written consent of the Employer; or

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     (d)  copy or remove from the Employer's premises any part of the
          Confidential Information including the Inventions, in electronic or physical form, except documents which:

          (i)   are not Trade Secret Information; and
          (ii) in the ordinary course of business, the Executive would reasonably be expected to perform work on at home or in the course of business travel.

Upon request or upon termination of his employment by the Employer, the Executive shall surrender to the Employer all originals and copies of any media of any and all Confidential Information including Inventions which may be in his possession, and the Executive acknowledges and agrees that upon termination of his employment, the Executive has an obligation to make such surrender with or without the express demand of the Employer.

2.3  NON-COMPETITION

During the term of this Agreement and for a period of twelve (12) months thereafter, the Executive shall not, either individually or in partnership or jointly or in conjunction with any person as principal, agent, Executive, shareholder (other than a holder of shares listed on the Canadian or United States stock exchange where such holdings do no exceed two percent (2%) of the outstanding shares so listed), anywhere within Canada or the United States of America, the United Kingdom or Europe:

     (a) solicit any clients or potential clients of the Employer for any business that competes directly or indirectly with the business of the Employer, except on behalf of the Employer; or

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     (b)  in any manner whatsoever carry on or be engaged in, or be concerned with or interested in, or advise, lead money to, guarantee the debts or obligations of, or permit his name or any party thereof to be used or employed by any person engaged in or concerned with or interested anywhere in any business that competes directly or indirectly with the business of the Employer.

For the purposes hereof the business of the Employer shall be defined to mean molecular diagnostic systems, including software instrumentation, and molecular methods, or DNA sequencing technology. This includes, but is not limited to any high speed DNA sequencer or any DNA sequencer that uses an ultra-thin gel cassette, or DNA analysis software that is assay based. This excludes any service-based diagnostic business, or not-for-profit research associated with clinical diagnostics that might use such molecular diagnostic system, but does include any business that supplies software, instrumentation of supplies that compete with the Employer's products in development or being sold at the time of the Executive's termination or voluntary leaving.

2.4  INVENTIONS

The Executive shall promptly disclose to the Employer all Inventions as the Executive becomes aware of them. The Executive acknowledges and agrees that as between the Employer and Executive, all trade secrets, copyright, patents or other intellectual property rights which may subsist in the said Inventions shall be and shall remain the sole and exclusive, property of the Employer, and the Employer shall be free to adopt the Inventions. The Executive hereby waives in favour of the Employer his moral rights in all such Inventions. Both during and following his employment, the Executive will execute any documents that the Employer may present to him

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including applications to register intellectual property rights and assignment documents, and shall do all such other things as the Employer may require of the Executive from time to time to afford full and complete protection to the above-stated property rights of the Employer in and to the Inventions, all at the sole expense of the Employer.

The Executive shall not at any time contest directly or indirectly the ownership, validity or enforceability of intellectual property rights subsisting in such Inventions.

2.5  CORPORATE OPPORTUNITIES

Any business opportunities related to the business of the Employer which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Employer by the Executive, and the Executive agrees not to take or attempt to take any benefit of such opportunity except on behalf of the Employer unless the Employer declines in writing to pursue such opportunity.

2.6  RIGHTS OF ENFORCEMENT

The Executive hereby agrees that all restrictions, including but not limited to business scope, geographic area and period of time, in this Agreement are reasonable and valid in view of the nature of the business of the Employer.

The Executive further agrees that the remedy at law for any breach by him of the confidentiality or non-competition provisions of this Agreement will be inadequate. The Employer or any related corporation, on any application to a court of competent jurisdiction, shall be entitled to injunctive relief against the Executive to enforce the terms of this Article 2 without the necessity of proving actual damage to the Employer or its related corporations.

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                                    ARTICLE 3

                            TERMINATION OF EMPLOYMENT

3.1  DEATH

The Executive's employment shall terminate automatically in the event of the death of the Executive and the Executive's estate shall not be entitled to receive any further compensation under this Agreement other than any amounts that may have accrued to the date of the Executive's death. Notwithstanding the foregoing, shares subject to the First and Second Options or portions thereof, shall continue to be released from escrow pursuant to the Escrow Agreement for twelve (12) calendar months following the date of the Executive's death and the Executive's estate will also be entitled to receive one month's salary multiplied by the number of months in the Severance Period set out in Section
3.4 hereof.

3.2  DISABILITY

The Executive's employment shall terminate upon the last day of any period of six (6) months during which the Executive has been continuously disabled from performing his employment duties. The Executive shall not be entitled to receive any further compensation under this Agreement other than any amounts that may have accrued to the date of the Executive's termination of employment under this
Section 3.2 and rights, if any, to which the Executive otherwise may be entitled under Article 4. Notwithstanding the foregoing, shares subject to the First and Second Options or portions thereof, shall continue to be released from escrow pursuant to the Escrow Agreement for twelve (12) calendar months following the date of the Executive's termination of employment under this Section 3.2, and the Executive will also be entitled to receive one month's salary multiplied by the number of months in the Severance Period set out in Section 3.4 hereof.

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3.3  CAUSE

Notwithstanding any other provisions of this Agreement, the Employer or VGI may terminate this Agreement at any time, without notice, for Cause. The term "Cause" as used for purposes of this Section 3.3 shall mean any material breach of fiduciary obligation or gross insubordination.

3.4  TERMINATION FOR ANY REASON

Notwithstanding any other provision in this Agreement but subject to the provisions of Article 4 of this Agreement, the Employer may terminate the Executive's employment at any time for any reason by providing the Executive with one (1) months' salary multiplied by the number of months in the Severance Period. The "Severance Period", as used in this Agreement, means:

     (a)  if Executive is terminated by Employer prior to April 1, 2000, twelve
          (12) months; or

     (b) if the Executive is terminated after April 1, 2000, twelve (12) months' notice, plus one (1) additional month for each full year of employment with Employer after April 1, 2000 but shall not exceed a total of eighteen (18) months.

Unless Article 4 hereof is applicable, the Executive agrees that such pay in lieu of notice will fully satisfy the Employer's obligations at common law and no further payments will be owing to him by the Employer or VGI. The parties have negotiated the duration of the Severance Period, and it forms part of the consideration given by the Executive for his salary.

3.5  STATUTORY COMPLIANCE

Any payment under Section 3.4 hereof is subject to deductions required by law and includes any entitlement the Executive may have to notice of termination, termination pay or severance under the EMPLOYMENT STANDARDS ACT (Ontario) or any similar legislation. The Executive shall have no

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claim against the Employer or VGI for any further liability to make payments in connection with the termination of the Executive's employment other than those arising from Section 3.4 and, if applicable, Article 4, hereof.

3.6  RESIGNATION

The employment of the Executive may be terminated by the Executive for any reason upon prior written notice to the Employer of one hundred and eighty (180) days.

3.7  RETURN OF EMPLOYER PROPERTY

Upon termination of employment for whatever reason, the Executive will promptly return to the Employer, in good condition, all items of any and every nature or kind used by him in the course of his employment, or otherwise furnished to him by the Employer or VGI, including without limitation all equipment, credit cards, computers, cellular phones, fax machines, books, records, reports, files, manuals, literature, software, confidential information or other materials belonging to the Employer or an affiliated company.

3.8  BENEFIT TERMINATION

Upon termination of employment, all benefits provided under this Agreement shall cease as permitted by applicable employment standards legislation, provided that if the Executive's employment is terminated by the Employer under Section 3.4 hereof, benefits provided under this Agreement shall continue for the duration of the Severance Period, and provided that the Executive shall continue to be entitled to all of the benefits provided by Article 4 for so long as, and to the extent, they are applicable.

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                                    ARTICLE 4

                    CHANGE OF CONTROL AND RETENTION BENEFITS

4.1  DEFINITIONS.

For the purposes of this Article 4, the following terms shall have the meaning set out below:

     (a) "2001 COMPENSATION" shall mean the Executive's gross base salary paid to him in calendar year 2001, plus the gross amount of any cash bonuses payable to the Executive for calendar year 2001 (whether such cash bonuses are paid in calendar year 2001 or thereafter).

     (b) "CAUSE" shall mean the Employer's right to terminate the Executive's employment on the basis of (i) the Executive's willful and continued failure to substantially perform his material duties of employment provided that the Employer shall have first provided the Executive with written notice specifying in reasonable detail the factors constituting such failure and such failure shall not have been cured within thirty (30 ) days after such notice; (ii) any commission of an act of fraud, misappropriation, or embezzlement with respect to the business or property of the Employer which is intended to result in substantial personal enrichment of the Executive or causes material harm to the Employer, or (iii) the Executive's conviction of, or plea of guilty or NOLO CONTENDERE to, a felony; PROVIDED, HOWEVER, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Employer's (or its successor's) Board of Directors

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          (the "Board") at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive was guilty of the alleged conduct and specifying the particulars thereof in detail; PROVIDED, FURTHER, that the Executive must have received a minimum 30-day notice of such Board meeting and the detailed allegations against the Executive, and that the Executive has been provided the opportunity, together with the Executive's counsel, to be heard before the Board in opposition to the alleged conduct.

     (c) "CHANGE IN CONTROL" shall mean the happening of any one of the following events:

          (i) Upon the acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than an acquisition by VGI, the Employer, or any Subsidiary or any employee benefit plan of VGI, the Employer or any Subsidiary) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of common stock of the Employer or VGI, or the combined voting power of either the Employer's or VGI's then outstanding voting securities, entitled to vote generally in the election of directors;

          (ii) If individuals who constitute the Board of Directors of the Employer or VGI as of the date hereof (each an "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors, provided that any person becoming a member of the Board of Directors of

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                either the Employer or VGI subsequent to the date hereof whose election, or nomination for election by the Employer's or VGI's shareholders, was approved by a vote of at least a majority of the directors then comprising the respective Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with the actual or threatened election contest relating to the election of the directors of the Employer or VGI, as such terms are used in Rule 141-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of such Incumbent Board; or

          (iii) Upon approval of the stockholders of the Employer or VGI of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Employer or VGI immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, (B) a liquidation or dissolution of the Employer or VGI (other than a liquidation or dissolution in connection with a bankruptcy or insolvency or similar event of the Employer or VGI, or a liquidation or dissolution in which shareholders of the Employer or VGI receive less than a total of US$75 million in connection with such liquidation or dissolution), or (C) the sale of all or substantially all of the assets of the Employer or VGI.

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     (d)  "CHANGE OF CONTROL BENEFIT" shall have the meaning set forth in
          Section 4.2 hereof.

     (e) "RETENTION BENEFIT" shall have the meaning set forth in Section 4.3 hereof.

     (f)  "RETENTION BENEFIT PAYMENT PERIOD" shall have the meaning set forth in
          Section 4.3 hereof.

     (g) "SUBSIDIARY" shall mean any person or entity of whom VGI or the Employer, directly or indirectly, owns fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of directors.

     (h) "VOLUNTARY TERMINATION" shall mean a voluntary termination of employment with the Employer by the Executive for reasons other than death or disability.

4.2  CHANGE OF CONTROL BENEFIT.

If the Executive is employed with the Employer on the date that a Change of Control is deemed to be effective, the Executive shall be entitled to a cash payment equal to the Executive's 2001 Compensation (the "Change of Control Benefit"). The Employer shall pay the Executive the Change of Control Benefit in a lump sum, less applicable withholdings, within five (5) business days immediately following the Change of Control. The payment of the Change of Control Benefit shall be in addition to the payment of all salary and any other amounts otherwise payable to the Executive under this Agreement, option agreement or other agreements with the Employer or VGI or otherwise in connection with his employment by the Employer whether pursuant to employee benefit plans or policies of the Employer or any severance or other benefit available to the Executive under applicable law.

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4.3  RETENTION BENEFITS.

If the Executive is employed by the Employer or VGI or one of VGI's other Subsidiaries following a Change of Control, the Executive shall be entitled to accrue a cash benefit (the "Retention Benefit") provided the Executive remains employed for one (1) or two (2) 90-day periods immediately following the Change of Control (the "Retention Benefit Payment Period"). The accrued Retention Benefit for each 90 day period shall be an amount equal to the Executive's 2001 Compensation, so that if the Executive remains employed for the Retention Benefit Payment Period constituted by two 90 day periods, he would earn a total Retention Benefit equal to two hundred percent (200%) of his 2001 Compensation. The Retention Benefit shall be paid to the Executive in two (2) installments as so earned: The first installment shall be paid ninety (90) days following the date that a Change of Control is deemed to be effective, provided that the Executive is so employed by the Employer, VGI or a Subsidiary on the ninetieth
(90th) day following a Change of Control, and, if applicable, a second and final installment shall be paid at the end of second 90 day period, provided, that the Executive is so employed as of the final day of such second 90 day period. If the Executive's employment with the Employer and VGI and Subsidiaries is terminated following a Change of Control, but prior to the end of the second 90 day period, for any reason (including death or disability) other than a termination for Cause by the Employer or a Voluntary Termination, the Employer shall pay the Executive the full amount of the Retention Benefit that the Executive would have been entitled to receive from the effective date of the Change of Control through the end of the Retention Benefit Payment Period had he remained employed through the end of the Retention Benefit Payment Period constituted by two 90 day periods. The Employer shall pay such amount to the Executive within five (5) business days following the termination of the Executive's

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employment. The payment of the Retention Benefit shall be in addition to the payment of all salary and any other amounts otherwise payable to the Executive under this Agreement or any option agreement or other agreements with the Employer or VGI or otherwise in connection with his employment by the Employer, VGI or one of its Subsidiaries whether pursuant to employee benefit plans or policies of the Employer, VGI or one of its Subsidiaries, or any severance or other benefit available to the Executive under applicable law.

4.4  LIMIT ON CHANGE OF CONTROL AND RETENTION BENEFITS.

Notwithstanding any other provision of this Article 4 to the contrary, if any Retention Benefit payment or payments, or any portion of the Change of Control Benefit payment, shall be deemed to be a "parachute payment" as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Employer shall not be obligated to pay any portion of a Retention Benefit payment or payments, or any portion of the Change of Control Benefit payment, to the extent that any such payment or payments shall be deemed an "excess" parachute payment to the Executive as defined in section 280G(b)(1) of the Code and not deductible by the Employer in accordance with section 280G(a) of the Code. Any abatement of payment obligations pursuant to this Section 4.3 shall commence with the last Retention Benefit payment that is earned and accrued by the Executive pursuant to Section 4.4 hereof, and, if necessary, shall continue with preceding Retention Benefit payment obligations in the order of last accrued, first abated, with the Change of Control Benefit payment being the last payment obligation to be abated, if necessary.

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4.5  SUCCESSOR LIABILITY.

Any successor to the Employer or VGI (whether directly or indirectly and whether by purchase, lease, merger, consolidation, or otherwise) or to all or substantially all of the Employer's or VGI's business and/or assets shall assume the Employer's or VGI's respective obligations under this Article 4 and agree expressly to perform the Employer's or VGI's respective obligations under this
Article 4 in the same manner and to the same extent as the Employer or VGI would be required to perform such obligations in the absence of a succession. For all purposes under this Article 4, the term "Employer" shall include any successor to the Employer's business and/or assets and the term "VGI" shall include any successor to VGI's business and/or assets.

4.6  TERMINATION UNDER CERTAIN CIRCUMSTANCES.

     (a) If the Executive's employment terminates for any reason prior to a Change in Control, the Executive shall not be entitled to any payment of a Change of Control Benefit or any Retention Benefits pursuant to this Article 4, but shall be entitled to any payment to which the Executive otherwise would be entitled under any other provision of this Agreement, under any options agreement or other agreements with Employer or VGI to the extent otherwise applicable, under the Employer's then existing employee benefits plans or policies at the time of termination, and under any required severance benefits pursuant to applicable law, if any.

     (b) If, following a Change in Control, the Executive is terminated by the Employer for Cause or the Executive has a Voluntary Termination, the Executive shall not be entitled to any payment of Retention Benefit under this Article 4 for any period

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          following said termination, but shall be entitled to any payment to which the Executive otherwise would be entitled to under any other provisions of this Agreement, under any options agreement or other agreements with the Employer or VGI, to the extent otherwise applicable, under the Employer's then-existing employee benefit plans or policies at the time of termination, and under any required severance benefit pursuant to applicable law, if any.

4.7  TERMINATION OF ARTICLE 4

The Board of the Employer and VGI, in their sole discretion, shall have the right to terminate the provisions of this Article 4 effective as of December 31 of any year of the term by delivery of written notice to the Executive by no later than January 15 of the following year; provided, however, that if a Change of Control occurs prior to such December 31, or if the Employer or VGI has entered into a binding agreement prior to such December 31, setting forth the material terms of the transaction that will result in the Change of Control, this clause shall have no force or effect.

4.8  RESOLUTION OF DISPUTES UNDER ARTICLE 4.

     (a) (a) Any dispute or controversy arising out of, relating to, or in connection with this Article 4, or the interpretation, validity, construction, performance, breach, or termination of this Article 4, shall be settled by binding arbitration to be held in New York County, New York and shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association, in effect at the time of the arbitration ("Rules"), supplemented, as necessary, by those principles which would be applied by a court of law or equity.

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

          The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

     (b) The arbitrator(s) shall apply New York law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

     (c) Notwithstanding anything herein to the contrary, the parties may seek specific performance or injunctive relief with respect to the matters set forth in this Article 4 in the United States District Court for the Southern District of New York or a state court located in New York County, New York. Each party (i) submits to the jurisdiction of any such court for the purpose of any such suit, action, or other proceeding, (ii) agrees that all such claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent permitted by law, any immunity it may have acquired, or hereafter may acquire, from jurisdiction of any such court or from any legal process therein, and
          (iv) agrees not to commence any such suit, action or proceeding other than in such court, and waives, to the fullest extent permitted by applicable law, any claim that any such suit, action or proceeding is brought in an inconvenient forum. Each party hereby irrevocably designates CT Corporation

          System, 111 Eighth Avenue, New York, New York 10011 as agent upon whom process against it may be served for purposes of this Article 4.

     (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS ARTICLE 4, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS ARTICLE 4, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO AND ARISING FROM THIS ARTICLE 4.

4.9  NO DUTY TO MITIGATE

The Executive shall not be required to mitigate the amount of any payment contemplated by this Article 4, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

4.10 VGI PRIMARILY OBLIGATED

VGI shall cause the Employer to perform all of the Employer's obligations under this Article 4. If the Employer or VGI shall fail to perform, or shall otherwise be in default of any obligations under this Article 4, the Executive shall have the right to proceed against the Employer and/or VGI, or both of them, as the primary obligor under this Article 4 in accordance with the provisions hereof.

4.11 MISCELLANEOUS

     (a)  The validity, interpretation, construction and performance of this
          Article 4 shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of New York.

     (b) All payments made pursuant to this Article 4 shall be subject to withholding of applicable income and employment taxes.

                                    ARTICLE 5

                GRANT OF OPTIONS TO PURCHASE COMMON SHARES OF VGI

5.1  THE FIRST OPTION

The Executive was granted an option (the "First Option") by VGI on April 1, 1999 to purchase fifty thousand (50,000) common shares of VGI at an exercise price in United States currency of nine dollars, ten cents (U.S. $9.10) per share. Subject to Article 6 hereof and the provisions of the attached Escrow Agreement, the Executive has the right to exercise the First Option with respect to all or any part of the shares subject to the First Option at any time or times prior to the close of business on March 31, 2009. In accordance with the provisions of the Escrow Agreement, one thousand three hundred and eighty eight (1,388) shares shall be released from escrow on the first day of every calendar month between May 1, 1999 and March 1, 2002 and the remaining one thousand four hundred and twenty (1,420) shares shall be released from escrow on April 1, 2002.

5.2  THE SECOND OPTION

The Executive was granted an additional option (the "Second Option") by VGI on July 2, 1999, to purchase four hundred thousand (400,000) common shares of VGI at an exercise price in

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

United States currency of eleven dollars (U.S. $11.00) per common share. Subject to the provisions of Article 6 hereof and the attached Escrow Agreement, the Executive has the right to exercise the Second Option with respect to all or any part of the shares subject to the Second Option at any time or times prior to the close of business on July 6, 2009. In accordance with the provisions of the Escrow Agreement, one hundred thousand (100,000) shares shall be released from escrow on July 7, 2000, eight thousand three hundred and thirty-three (8,333) shares shall be released from escrow on each of August 7, 2000 and the seventh day of every calendar month thereafter until June 7, 2003, and eight thousand three hundred and forty-five (8,345) shares shall be released from escrow on July 7, 2003.

5.3  THE ESCROW AGREEMENT

Subject to Article 6 hereof, the First Option and the Second Option (collectively, the "Options") and all shares issued upon the exercise of the Options shall be held subject to the escrow agreement attached hereto as SCHEDULE "A" to the Initial Employment Agreement (the "Escrow Agreement").

                                    ARTICLE 6

                       EFFECT OF TERMINATION OF EMPLOYMENT
                    ON THE FIRST OPTION AND THE SECOND OPTION

6.1  TERMINATION

     (a)  The First Option.

          (i)  Subject, to Section 5.3:

                (A) if the Executive resigns employment with the Employer prior to April 1, 2002, or is terminated for Cause in accordance with

                     Section 3.3 hereof, the Executive shall be entitled only to receive those shares issued or issuable upon exercise of the First Option that have been release from escrow pursuant to the Escrow Agreement on or before the date of termination.

                (B) if the Executive is terminated without Cause prior to April 1, 2000, the Executive shall be entitled to receive those shares issued or issuable upon exercise of the First Option that have been released from escrow pursuant to the Escrow Agreement on or before the date of termination, plus those shares that would have been released from escrow pursuant to the Escrow Agreement had the Executive continued to be employed beyond the date of termination for the number of months in the Severance Period plus an additional six (6) months (and those shares that would have been released from escrow pursuant to the Escrow Agreement during such period shall be deemed to have been released from escrow pursuant to the Escrow Agreement in such circumstances for all purposes of this Agreement and the Escrow Agreement);

                (C) if the Executive is terminated without Cause after April 1, 2000, the Executive shall be entitled to receive those shares issued or issuable upon exercise of the First Option that have been released from escrow pursuant to the Escrow Agreement on or before the date of termination, plus those shares that would have been released from escrow pursuant to the Escrow Agreement had the Executive continued to be employed beyond the date of termination for the number of months in the Severance Period (and those shares that would have been released from escrow pursuant to the Escrow Agreement during such period shall be deemed to have been released from escrow pursuant to the Escrow Agreement in such circumstances for all purposes of this Agreement and the Escrow Agreement);

                (D) to the extent of the portion of the First Option that has not been exercised for the full number of shares which may be released from escrow pursuant to the Escrow Agreement to the Executive in accordance with the provisions of this Subsection 6.1(a), that portion of the First Option will remain exercisable and the remaining portion of the First Option will be cancelled; and

                (E) If the Executive's employment is terminated, VGI shall have the right to purchase for cancellation for a price equivalent to the exercise price paid by the Executive any shares issued pursuant to the exercise of the First Option which have not been released from escrow pursuant to the Escrow Agreement (taking into account the terms of this Section 6.1).

     (b)  The Second Option.

          (i)   Subject to Section 6.3:

                (A) if the Executive resigns employment with the Employer, or is terminated for Cause in accordance with Section 3.3 hereof prior to July 7, 2000, the Executive shall have no right to purchase any shares pursuant to the Second Option and the Second Option will expire on the date of such resignation or termination;

                (B) if the Executive resigns employment with the Employer, or is terminated for Cause in accordance with Section 3.3 hereof on or after July 7, 2000 and prior to July 7, 2003, the Executive shall be entitled to receive those shares issued or issuable upon exercise of the Second Option that have been released from escrow pursuant to the Escrow Agreement on or before the date of termination; and

                (C) if the Executive is terminated by the Employer without Cause prior to July 7, 2003, he shall be entitled to receive those shares issued or issuable upon exercise of the Second Option that have been released from escrow pursuant to the Escrow Agreement on or before the date of termination plus those shares that would have been released from escrow pursuant to the Escrow Agreement had the Executive continued to be employed beyond the date of termination for the number of months in the Severance Period (and those shares that would have been released from escrow pursuant to the Escrow Agreement during such period shall be deemed to have been released from escrow pursuant to the Escrow Agreement in such circumstances for all purposes of this Agreement and the Escrow Agreement):

                (D) to the extent of the portion of the Second Option that has not been exercised for the full number of shares which may be released from escrow pursuant to the Escrow Agreement to the Executive in accordance with the provisions of this Subsection 6.1(b), that portion of the Second Option will remain exercisable and the remaining portion of the Second Option will be cancelled; and

                (E) If the Executive's employment is terminated, VGI shall have the right to purchase for cancellation for a price equivalent to the exercise prior paid by the Executive any shares issued pursuant to the exercise of the Second Option which have not been released from escrow pursuant to the Escrow Agreement (taking into account the terms of this Section 6.1).

6.2  ADDITIONAL OPTIONS

Additional options may be granted to Executive by the Employer from time to time on a performance basis, at the sole discretion of Employer.

6.3  ACCELERATED RELEASE FROM ESCROW

The Escrow Agreement provides for an immediate release from escrow upon a Change of Control in certain circumstances. For purposes of this Article 6 and the Escrow Agreement, a "Change of Control" shall mean:

     (a) any transaction or series of related transactions (including a merger or consolidation) by a person or persons acting in concert or combination as a result of which the holders of voting capital stock of VGI immediately prior to such transaction(s) own less than fifty percent (50%) of the outstanding voting capital stock of VGI immediately subsequent to such transaction(s); or

     (b) an agreement for the sale or disposition of all or substantially all of the assets of VGI to an arm's length third party that is not an affiliate of VGI;

     provided that no Change of Control shall be deemed to have occurred for purposes of this Article 6 or the Escrow Agreement by virtue of any transaction which results in the Executive or an entity in which the Executive has a one-quarter of one percent (.25%) or greater equity interest, either singly, or acting as a joint actor with a group of entities or persons, becoming the beneficial owner, directly or indirectly of twenty-five percent (25%) or more of the combined voting power of VGI's voting securities.

6.4  STATUS OF AND PAYMENT FOR OPTIONS

The Options are issued pursuant to VGI's Employee Share Option Plan, as amended. The Options are intended to qualify as "Incentive stock options" under Section 422 of the Code to the extent that they qualify as such thereunder. Subject to applicable law, stock purchased upon exercise of any of the Options may be paid for, and any withholding obligation on the part of the Executive in connection with the exercise of any of the Options may be satisfied, at the Executive's election:

     (a) in cash or by cheque made payable to the order of VGI in the amount of such exercise price or withholding obligation, as the case may be;

     (b) through the delivery of shares of stock of VGI having a fair market value on the date of exercise equal to the amount of such exercise price or withholding obligations, as the case may be;

     (c) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to VGI sufficient funds to pay the exercise price or such withholding obligation, as the case may be;

     (d) by the surrender for cancellation of options to purchase such number of shares of stock of VGI as is equal to

          (i) the amount of such exercise price or withholding obligation, as the case may be, divided by

          (ii) the fair market value on the date of exercise of one share of stock minus the exercise price of one share of stock under the option so cancelled; or

     (e)  by any combination of the above permissible forms of payment,

provided, however, that the Executive may not use shares issued or issuable upon exercise of the Options in payment of the exercise price or satisfaction of the withholding obligation, as the case may be, unless and until such shares have been or are capable of being released from escrow pursuant to the Escrow Agreement at the time of exercise or satisfaction. Whether or not they were ever issued, the number of shares previously subject to the Escrow Agreement that have, pursuant to this Section 6.4, been used as payment for the exercise price or satisfaction of the withholding obligation, as the case may be, shall not thereafter be available for release from escrow.

                                    ARTICLE 7

                               CONTRACT PROVISIONS

7.1  HEADINGS

The headings of the Sections herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

7.2  WITHHOLDING

All payment under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Employer may reasonably determine and should withhold pursuant to any applicable law or regulation.

7.3  COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.4  WAIVER

The failure of any party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights and a waiver shall only be construed as such if made in writing signed by a duly authorized representative of the waiving party.

7.5  SEVERABILITY

If any provision of this Agreement or application of any such provision to any person or circumstances shall be invalid under the law of any jurisdiction the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid shall not be effected thereby. In the event a court of competent jurisdiction rules any provision of this Agreement to be invalid, then such ruling shall have no effect on the remaining provisions of this Agreement and they shall continue in full force and effect.

7.6  ENTIRE AGREEMENT

This Agreement, together with SCHEDULES "A" and "B", contains the entire contract of Employment between the parties hereto and supersedes and replaces all previous negotiations, understandings and agreements whether verbal or written with respect to any matters herein referred to, including the agreement between the parties effective April 1, 1999.

7.7  GOVERNING LAW

Except as otherwise provided in Article 4, this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Except as otherwise provided in Article 4, each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario with respect to any matters arising out of this Agreement.

7.8  SURVIVAL

The provisions of Articles 2, 3, 4, 5 and 6 hereof shall survive the termination of this Agreement for the periods of time specified or contemplated therein.

7.9  DIRECTORS AND OFFICERS

If the Executive is a director or officer at the relevant time, the Executive agrees that after termination of his employment with the Employer for any reason, he will, on the date of his termination, tender his resignation from any position he may hold as an officer or director of the Employer or any of its affiliated or associated companies.

7.10 TAX EQUALIZATION

The Employer agrees to pay a cost of living supplement, such supplement to include an equalization payment to be made by the Employer in the event that the net after tax income in respect of the Executive's employment pursuant to the Secondment Agreement is less than the net after tax income which would have resulted had all the Executive's salary and any sums paid by way of bonus been taxed only in the jurisdiction in which they would otherwise have been taxed, but for the Executive's secondment pursuant to the Secondment Agreement. Such equalization payment shall be in an amount such that, after tax, it will equal the shortfall in net after tax income.

                                    ARTICLE 8

                                 MISCELLANCEOUS

8.1  NO BREACH OF THIRD PARTY AGREEMENT

The Executive covenants and acknowledges with the Employer that by entering into this Agreement he will not be in breach of any agreement with any third party.

8.2  INDEMNIFICATION AGREEMENT

The Employer and Executive have entered into an Indemnification Agreement attached hereto as SCHEDULE "B".

8.3  ARBITRATION

Any dispute, controversy, claim or difference between the parties hereto arising out of Article 3 hereof including questions of fact, procedures, practices or standards relevant to Article 3 hereof which cannot be resolved or settled by the parties, shall be settled and determined by arbitration. The provisions of this Section shall be deemed to constitute a "submission within the meaning of the ARBITRATIONS ACT (Ontario) (the "Act") and the provisions of the Act, except to the extent that a contrary intention is expressed herein, shall apply to any arbitration hereunder. Either party may at any time give written notice to the other of its desire to submit such dispute to arbitration stating with reasonable particularity the subject matter of such dispute. Within five (5) business days after receipt of such notice, the parties shall appoint a single arbitrator with appropriate experience to determine such dispute. If the parties fail to appoint an arbitrator, either party may apply to a Judge of the Superior Court of Ontario to appoint an arbitrator to determine such dispute. The arbitrator so appointed shall forthwith proceed to arbitrate the dispute. The award of the arbitrator shall be delivered to the parties within sixty (60) days of his appointment. The costs of the arbitration shall be paid as determined by the arbitrator. Notwithstanding anything to the contrary contained in the Act, the award of the arbitrator shall be final and binding upon the parties and all persons claiming through or under them. An award of the arbitrator shall be in substitution for and precludes either party or any person claiming through or under a party to bring any suit, action or other proceeding in any court of law or equity against either party or any person claiming through or under a party or against the arbitrator in respect of any matter for which arbitration is herein provided. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction and thereupon execution or other legal process may issue thereon. The parties hereto and all persons claiming through or under them hereby attorn to the jurisdiction of the arbitrator and to the jurisdiction of any court in which the judgment may be entered. Arbitration may not be waived except upon delivery by the parties of a written notice to that affect.

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

8.4  NOTICES

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered by either FedEx or other reputable overnight courier service or by registered or certified U.S. mail, return receipt requested. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President, with a copy to Visible Genetics Inc., 700 Bay Street, Toronto, Ontario, M5G 1ZG Canada, attention:
General Counsel. All notices to VGI shall be delivered to the foregoing address. Notices shall be deemed delivered and received upon receipt or refusal of receipt.

          This Agreement is binding upon and is for the benefit of the parties and their respective successors.

          IN WITNESS OF WHICH the Parties have duly executed this Agreement.

                                     VISIBLE GENETICS INC.


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:


                                     VISIBLE GENETICS CORP.


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:


                                     -------------------------------------------
                                        Name:
                                        Title:


                                     EXECUTIVE


                                     -------------------------------------------
                                     Richard T. Daly

                                       37